Exhibit 99.2

Reconciliation of GAAP Reported and Operating Earnings per Share

2000 Reported EPS	$2.87
Change in common shares	(1.06)
Extraordinary items	(0.07)
Cumulative effect of accounting change	0.01
Unicom pre-merger results	1.58
Merger-related costs	0.68
Pro forma merger accounting adjustments	(0.15)
2000 Pro Forma Operating EPS	$3.86

2001 Reported EPS	$4.43
Cumulative effect of adopting SFAS 133	(0.04)
Employee severance cost	0.09
Litigation reserves	0.03
Net loss on investments	0.02
CTC prepayment	(0.02)
Wholesale rate settlement	(0.01)
Settlement of transition bond swap	(0.01)
2001 Pro Forma Operating EPS	$4.49

2002 Reported EPS		$4.44
Transition loss on implementation of FAS 141 and 142		0.71
Gain on sale of AT&T Wireless		(0.36)
Employee severance costs		0.04
2002 Pro Forma Operating EPS		$4.83